EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report presented herein dated March 19, 2009, relating to the financial statements as of December 31, 2008 and 2007, and the related statements of operations, stockholders’ equity and cash flows for the years then ended of Healthy Fast Food Inc. (which report expresses an unqualified opinion) and to the reference to us under the heading “Experts” in the prospectus.

/s/ L.L. Bradford & Company, LLC
December 29, 2009
Las Vegas, Nevada